Exhibit 10.21

(Working Capital Line of Credit)

EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT

This EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT (this “Exim Agreement”) dated as of August 25, 2011, between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and AEHR TEST SYSTEMS, a California corporation with its chief executive office located at 400 Kato Terrace, Fremont, California 94539 (FAX 510-623-9686) (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1           RECITALS ACCOUNTING AND OTHER TERMS

(a)           Borrower and Bank are parties to that certain Loan and Security Agreement of even date herewith, as may be amended from time to time (as may be amended, the “Domestic Agreement”), together with related documents executed in conjunction therewith (the “Domestic Loan Documents”).

(b)           Borrower and Bank desire in this Exim Agreement to set forth their agreement with respect to a working capital facility to be guaranteed by the Exim Bank.

(c)           Accounting terms not defined in this Exim Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.  Capitalized terms in this Exim Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Exim Agreement, unless otherwise indicated, shall have the meanings provided by the Domestic Agreement, or, if not defined in the Domestic Agreement, the Code, to the extent such terms are defined therein.

2           LOAN AND TERMS OF PAYMENT

2.1           Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon together with any fees and Finance Charges due thereon as and when due in accordance with this Exim Agreement.

2.1.1           Financing of Accounts.

(a)           Availability.

(i)           Subject to the terms of this Exim Agreement and to the deduction of Reserves, Borrower may request that Bank finance specific Eligible Foreign Accounts.  Bank may, in its good faith business discretion, finance such Eligible Foreign Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Foreign Account.  Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Foreign Account on a case by case basis.

(ii)           Subject to the terms of this Exim Agreement and provided that Borrower is Borrowing Base Eligible, Borrower may request that Bank finance Eligible Foreign Accounts on an aggregate basis.  Bank may, in its good faith business discretion, finance Eligible Foreign Accounts on an aggregate basis by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the aggregate face amount of a summary listing of Eligible Foreign Accounts provided to Bank (the “Aggregate Eligible Foreign Accounts”).  Bank may, in its sole discretion, change the percentage of the Advance Rate for the Aggregate Eligible Foreign Accounts on a case by case basis.

(iii)           Subject to the terms of this Exim Agreement, including, but not limited to, that Borrower must maintain revenue, tested on a quarterly basis, of at least seventy percent (70%) of Borrower’s projected performance as outlined in Borrower’s Business Plan, Borrower may request that Bank finance Exim Inventory Placeholder Invoices.  Bank may, in its good faith business discretion, finance such Exim Inventory Placeholder Invoices by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Exim Inventory Placeholder Invoice.  Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Exim Inventory Placeholder Invoice on a case by case basis.

(iv)           Any Credit Extension made pursuant to the terms of subsections (i), (ii), or (iii) above shall hereinafter be referred to as an “Advance”.  Any Advance made based upon an Eligible Foreign Account shall be he hereinafter referred to as an “Eligible Foreign Account Advance”.  Any Advance made based upon Aggregate Eligible Foreign Accounts shall be he hereinafter referred to as an “Aggregate Eligible Foreign Account Advance”.  Any Advance made based upon an Exim Inventory Placeholder Invoice shall be he hereinafter referred to as an “Exim Inventory Advance”.  When Bank makes an Advance, the Eligible Foreign Account, Aggregate Eligible Foreign Accounts, or Exim Inventory Placeholder Invoice each become a separate “Financed Receivable”.

(b)           Maximum Advances; Aggregate Cap; Maximum Exim Inventory Advances and Inventory Advances.

(i)           Maximum Advances; Aggregate Cap.  The sum of (A) the aggregate amount of Advances outstanding, plus (B) the aggregate amount of Domestic Advances outstanding, shall not at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000).

(ii)           Maximum Exim Inventory Advances.  Notwithstanding any terms in this Exim Agreement to the contrary, the aggregate principal amount of Exim Inventory Advances outstanding at any time may not exceed the lesser of (i) Nine Hundred Thousand Dollars ($900,000) or (ii) sixty percent (60%) of the aggregate amount of Advances outstanding hereunder.  If, at any time, the aggregate amount of Exim Inventory Advances outstanding at any time exceeds the maximum amount set forth in this provision, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(c)           Borrowing Procedure.  Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C and an Export Order signed by a Responsible Officer for each Eligible Foreign Account, Aggregate Eligible Foreign Account, or Exim Inventory Placeholder Invoice it offers.  Such documentation shall be accompanied by a Borrowing Base Certificate, if Borrower is then Borrowing Base Eligible, or by invoices, if Borrower is not Borrowing Base Eligible.  Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal and Export Order.

(d)           Credit Quality; Confirmations.  Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account.  At all times that Borrower is not Borrowing Base Eligible or an Event of Default has occurred and is continuing, Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Sections 5.3 and 5.4) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e)           Accounts Notification/Collection.  Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account.

(f)           Early Termination.  This Exim Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.  If this Exim Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non refundable termination fee in an amount equal to the product of (x) the number of months (rounded up to the nearest whole month) remaining until the Maturity Date, times (y) One Thousand Dollars ($1,000) (the “Early Termination Fee”).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.  Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank closes on the refinance and re-documentation of this Exim Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

(g)           Maturity.  This Exim Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable in full on the Maturity Date.

(h)           Suspension of Advances.  Borrower’s ability to request that Bank finance Eligible Foreign Accounts, Aggregate Eligible Foreign Accounts and Exim Inventory Placeholder Invoices hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Exim Agreement.

(i)           End of Borrowing Base Eligible Status.  On any day that Borrower ceases to be Borrowing Base Eligible, all outstanding Advances made based on Aggregate Eligible Foreign Accounts must be supported by specific Eligible Foreign Accounts and all Exim Inventory Advances shall immediately be deemed to be Advances and must be supported by a specific Eligible Foreign Account.  In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C and an Export Order containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, and Bank may, in its good faith business discretion, finance same (in accordance with this Exim Agreement, including, without limitation, Section 2.1.1 hereof) and each Eligible Foreign Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Exim Agreement.  If, following such determination, the outstanding principal amount of the Advances exceeds the amount of Advances Bank has agreed to make based on specific Eligible Foreign Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(j)           Overadvances.  If, at any time during which Borrower is Borrowing Base Eligible, the outstanding principal amount of the Advances exceeds the lesser of either (i) One Million Five Hundred Thousand Dollars ($1,500,000) minus the aggregate amount of Domestic Advances outstanding, or (ii) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.2           Collections, Finance Charges, Remittances and Fees.  The Obligations shall be subject to the following fees and Finance Charges.  Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees at the Default Rate.

2.2.1           Collections.  When Borrower is Borrowing Base Eligible, Collections will be credited to Borrower’s operating account (for the avoidance of doubt, all Collections shall be directed to the Lockbox in accordance with Section 2.2.7 below, even when Borrower is Borrowing Base Eligible).  When Borrower is not Borrowing Base Eligible, (i) Collections will be credited to the Financed Receivable Balance for such Financed Receivable and (ii) if Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and the excess will be remitted to Borrower, subject to Section 2.9 of this Exim Agreement.  Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, Bank may apply Collections to the Obligations in any order it chooses.

2.2.2           Intentionally omitted.

2.2.3           Finance Charges.  In computing Finance Charges on the Obligations under this Exim Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Advances upon receipt of the Collections.  When Borrower is not Borrowing Base Eligible, Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance.  At all times that Borrower is Borrowing Base Eligible, Borrower will pay a Finance Charge on the unpaid principal balance of the Advances which is equal to the Applicable Rate divided by the Advance Rate divided by three hundred sixty (360) multiplied by the number of days each such Advance is outstanding multiplied by the unpaid principal balance of such Advance.  At all times that Borrower is Borrowing Base Eligible the Finance Charge shall be payable monthly on the first day of each month.  Borrower will pay a Finance Charge on the Inventory Advances which is equal to the Applicable Rate divided by three hundred sixty (360), multiplied by the number of days in such Reconciliation Period, multiplied by the average daily balance of the Inventory Advances during such Reconciliation Period, divided by the applicable Advance Rate.  After an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence of such Event of Default (the “Default Rate”).

2.2.4           Collateral Handling Fee.  At all times that Borrower’s Net Cash is equal to or greater than Zero Dollars ($0.00), Borrower shall not pay any Collateral Handling Fee (as hereinafter defined).  At all other times, Borrower shall pay to Bank a Collateral Handling Fee equal to two-tenths of one percent (0.20%) per Reconciliation Period of the Financed Receivable Balance for each Financed Receivable outstanding based upon a three hundred sixty (360) day year (the “Collateral Handling Fee”).  The Collateral Handling Fee is charged on a daily basis and is equal to the Collateral Handling Fee divided by thirty (30), multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance.  The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is repaid in accordance with Section 2.3 of this Exim Agreement.  In computing Collateral Handling Fees under this Exim Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations upon receipt of the Collections.  Immediately upon the occurrence of an Event of Default, the Collateral Handling Fee will increase an additional 0.50%.

2.2.5           Accounting.  After each Reconciliation Period, Bank will provide Borrower with an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fee and the Facility Fee.  If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate.  All Finance Charges and other interest and fees are calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.

2.2.6           Deductions.  Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Exim Agreement from any Advances made or Collections received by Bank.

2.2.7           Lockbox; Account Collection Services.

(a)           Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”).  It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within forty-five (45) days after the Closing Date and at all time thereafter.

(b)           Until such Lockbox is established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank.  Upon receipt by Borrower of any proceeds of Accounts, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.

(c)           For any time at which such Lockbox is not established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank.  Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.  During any period when Borrower is Borrowing Base Eligible, provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, Bank will promptly turn over to Borrower the proceeds of all the Accounts.  During any period when Borrower is not Borrowing Base Eligible, provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower such proceeds other than (i) Collections applied by Bank pursuant to Section 2.2.1 of this Exim Agreement, and (ii) such proceeds which shall be used by Bank to repay any other amounts due to Bank, such as the Finance Charge, the Collateral Handling Fee, and Bank Expenses; provided, however, Bank may hold any proceeds of the Accounts (whether received by Bank in the Lockbox, directly from Borrower, or otherwise and whether or not in respect of Financed Receivables) as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period.  This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.  All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.2.8           Bank Expenses.  Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Exim Agreement) incurred through and after the Effective Date, when due.

2.3           Repayment of Obligations; Adjustments.

2.3.1           Repayment.

(a)           Borrower will repay each Eligible Foreign Account Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Eligible Foreign Account Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Foreign Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Foreign Account), (iv) the date on which there is a breach of any warranty or representation set forth in Section 5.3, (v) the date on which the full amount of the Advances must be repaid pursuant to Section 2.5, and (vi) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Eligible Foreign Account Advance and all other amounts then due and payable hereunder.

(b)           With respect to Aggregate Eligible Foreign Account Advances:

(i)           Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges and Collateral Handling Fees on the Aggregate Eligible Foreign Account Advances; and

(ii)           Borrower shall also pay the principal amount of each Aggregate Eligible Foreign Account Advance on the earliest of: (A) the date the Financed Receivable (or any portion thereof) is no longer an Eligible Foreign Account, or an Adjustment has been made to any portion of the Aggregate Eligible Foreign Accounts, or any Account comprising the Aggregate Eligible Foreign Accounts has been paid by the Account Debtor (but in each case only up to the portion of Advances such that the aggregate Financed Receivable Balance (net of any Accounts that are paid, not Eligible Foreign Accounts, or subject to an Adjustment) is not less than the aggregate Advances made thereon divided by the Applicable Rate); (B) the date on which there is a breach of any warranty or representation set forth in Section 5.3; (C) the Maturity Date (including any early termination); (D) the date on which the full amount of the Advances must be repaid pursuant to Section 2.5; or (E) as required pursuant to Section 2.1.1(i).

(c)           With respect to Exim Inventory Advances:

(i)           Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges and Collateral Handling Fees on the Exim Inventory Advances; and

(ii)           Borrower will repay the principal amount of each Exim Inventory Advance on the earliest of: (A) the date on which there is a breach of any warranty or representation set forth in Section 5.4, (B) the date on which the Inventory subject to an Exim Inventory Advance is shipped by Borrower to one of its customers, (C) the date on which the full amount of the Advances must be repaid pursuant to Section 2.5, or (D) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Exim Inventory Advance and all other amounts then due and payable hereunder.

(d)           At any time and from time to time the Borrower may repay all or a portion of the Advances by paying the principal amount thereof and all Finance Charges and Collateral Handling Fees accrued thereon through the date of repayment, provided that any termination of this Exim Agreement in connection with such prepayment shall be done in accordance with Section 2.1.1(f).

2.3.2           Repayment on Event of Default.  When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.3, immediately without notice or demand from Bank) repay all of the Advances.  The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Early Termination Fee, Collateral Handling Fees, attorneys’ and professional fees, court costs and expenses, and any other Obligations.

2.3.3           Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder.  Bank shall promptly notify Borrower when it debits Borrower’s accounts.  These debits shall not constitute a set-off.

2.3.4           Adjustments.  If at any time during the term of this Exim Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations and warranties in Sections 5.3 or 5.4 or covenants in this Exim Agreement are no longer true in all material respects, Borrower will promptly advise Bank.

2.4           Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (a) following the occurrence of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) regardless of whether there has been an Event of Default,  (i) notify all Account Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Exim Agreement); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or  preserve, Bank’s rights and remedies under this Exim Agreement, as directed by Bank.

2.5           Exim Guaranty.  To facilitate the financing of Eligible Foreign Accounts, the Exim Bank has agreed to guarantee the Exim Loans made under this Exim Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “Exim Guaranty”).  If, at any time after the Exim Guaranty has been entered into by Bank, (a) the Exim Guaranty shall cease to be in full force and effect, or (b) if the Exim Bank declares the Exim Guaranty void or revokes any obligations thereunder or denies liability thereunder, Borrower shall immediately repay all outstanding Advances hereunder, and Borrower shall cash collateralize all issued and undrawn letters of credit issued by Bank, if any.  If, at any time after the Exim Guaranty has been entered into by Bank, for any reason other than as described in the foregoing sentence, (x) the Exim Guaranty shall cease to be in full force and effect, or (y) the Exim Bank declares the Exim Guaranty void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this Exim Agreement.  Nothing in any confidentiality agreement, in this Exim Agreement or in any other agreement, shall restrict Bank’s right to make disclosures and provide information to the Exim Bank in connection with the Exim Guaranty.

2.6           Exim Borrower Agreement.  Borrower shall execute and deliver a Borrower Agreement, in the form specified by the Exim Bank (attached hereto as Annex A), in favor of Bank and the Exim Bank, together with an amendment thereto approved by the Exim Bank to conform certain terms of such Borrower Agreement to the terms of this Exim Agreement (as amended, the “Borrower Agreement”).  When the Borrower Agreement is entered into by Borrower and the Exim Bank and delivered to Bank, this Exim Agreement shall be subject to all of the terms and conditions of the Borrower Agreement, all of which are hereby incorporated herein by this reference.  Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the Borrower Agreement.  If the Borrower Agreement is entered into by Borrower and the Exim Bank and delivered to Bank, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of Exim Bank.  Upon the execution of the Loan Authorization Agreement by Exim Bank and Bank, it shall be deemed to be, and shall become, an attachment to the Borrower Agreement, and shall be incorporated herein by reference.  Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the Exim Guaranty and the Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank.

3           CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Advance.  Bank’s agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Exim Agreement;

(b)           the Domestic Agreement and all of the conditions precedent thereto;

(c)           Borrower Agreement;

(d)           Economic Impact Certification;

(e)           payment of the fees and Bank Expenses then due and payable; and

(f)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2           Conditions Precedent to all Advances.  Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a)           receipt of the Advance Request and Invoice Transmittal and Export Order;

(b)           Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(d);

(c)           with respect to any Advance request based upon inventory maintained with a third party, a bailee’s waiver satisfactory to Bank in its sole and absolute discretion executed by such third party in favor of Bank;

(d)           each of the representations and warranties in Section 5 shall be true on the date of the Advance Request and Invoice Transmittal and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance.  Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true; and

(e)           the Exim Guarantee will be in full force and effect.

4           CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants and covenants that the security interest granted herein (subject to the security interest granted in the Domestic Agreement) shall be and shall at all times continue to be a first priority perfected security interest in the Collateral.

If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Exim Agreement, with such writing to be in form and substance satisfactory to Bank.

If this Exim Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time this Exim Agreement has been terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Exim Agreement in all of the Collateral (with the exception of Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles), is subject to and subordinate to the security interest granted to Bank in the Domestic Agreement with respect to the Collateral and the security interest created in the Domestic Agreement with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles is subject to and subordinate to the security interest granted to Bank in this Exim Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.

4.2           Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Domestic Loan Documents.  The representations and warranties contained in the Domestic Loan Documents, which are incorporated by reference into this Exim Agreement, are true and correct.

5.2           Borrower Agreement.  The representations and warranties contained in the Borrower Agreement, which are incorporated by reference into this Exim Agreement, are true and correct.

5.3           Financed Receivables.  Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based upon Exim Inventory Placeholder Invoices):

(a)           Such Financed Receivable is an Eligible Foreign Account;

(b)           Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)           The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

(d)           Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

(e)           Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)           There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)           Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)           Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)           Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral;

(j)           No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Financed Receivable are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be;

(k)           All sales and other transactions underlying or giving rise to each Financed Receivable  shall comply in all material respects with all applicable laws and governmental rules and regulations; and

(l)           To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to each Financed Receivable are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4           Representations Regarding Exim Inventory Placeholder Invoices.  With respect to each Exim Inventory Placeholder Invoice, for so long as any Obligations in respect of such Exim Inventory Placeholder Invoice are outstanding, Borrower represents and warrants that all of Borrower’s Inventory which is the subject of any Exim Inventory Placeholder Invoice is and will continue to be Eligible Export-Related Inventory.

5.5           Use of Proceeds.  Borrower will use the proceeds of the Advances only for the purposes specified in the Borrower Agreement.  Borrower will not use the proceeds of the Advances for any purpose prohibited by the Borrower Agreement.

6           AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Domestic Loan Documents.  Borrower shall comply in all respects with the terms and provisions of the Domestic Loan Documents, which terms and provisions are incorporated into this Exim Agreement and shall survive the termination of Domestic Agreement, which shall include, without limitation, compliance with the financial reporting requirements set forth in the Domestic Agreement and the financial covenants set forth in the Domestic Agreement.

6.2           Borrower Agreement.  Borrower shall comply with all of the terms of the Borrower Agreement, including without limitation, the delivery of any and all notices required pursuant to Sections 2.18 and/or 2.24 of the Borrower Agreement.  In the event of any conflict or inconsistency between any provision contained in the Borrower Agreement with any provision contained in this Exim Agreement, the more strict provision, with respect to Borrower, shall control.

6.3           Notice in Event of Filing of Action for Debtor’s Relief.  Borrower shall notify Bank in writing within five (5) days of the occurrence of any of the following: (1) Borrower begins or consents in any manner to any proceeding or arrangement for its liquidation in whole or in part or to any other proceeding or arrangement whereby any of its assets are subject generally to the payment of its liabilities or whereby any receiver, trustee, liquidator or the like is appointed for it or any substantial part of its assets (including without limitation the filing by Borrower of a petition for appointment as debtor-in-possession under Title 11 of the U.S. Code); (2) Borrower fails to obtain the dismissal or stay on appeal within forty-five (45) calendar days of the commencement of any proceeding arrangement referred to in (1) above; (3) Borrower begins any other procedure for the relief of financially distressed or insolvent debtors, or such procedure has been commenced against it, whether voluntarily or involuntarily, and such procedure has not been effectively terminated, dismissed or stayed within forty-five (45) calendar days after the commencement thereof; or (4) Borrower begins any procedure for its dissolution, or a procedure therefor has been commenced against it.

6.4           Audits.  Borrower shall allow Bank to audit Borrower’s Collateral at Borrower’s expense.  Bank agrees that, prior to the occurrence of an Event of Default, Bank will not conduct more than the greater of (a) two (2) such audits in any year or (b) the number of annual audits permitted under the Domestic Agreement.

6.5           Reporting Requirements.

(a)           Compliance Certificates.  Borrower shall deliver to Bank, with each Invoice Transmittal and together with the Compliance Certificate as and when required pursuant to the Domestic Agreement, a Compliance Certificate in the form of Exhibit B hereto.

(b)           Inventory Reports.  Borrower shall deliver to Bank, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a listing of Borrower’s Eligible Export-Related Inventory, in form acceptable to Bank.

(c)           Borrowing Base Certificates.  Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period in which Borrower was Borrowing Base Eligible, a borrowing base certificate including a summary listing of Borrower’s Eligible Foreign Accounts, in form acceptable to Bank.

(d)           Other Reporting Requirements.  Borrower shall deliver all reports, certificates and other documents to Bank as provided in the Borrower Agreement and as Bank and Exim Bank may reasonably request.  In addition, Borrower shall comply with the reporting requirements set forth in the Domestic Loan Documents.

6.6           Exim Insurance.  If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance.  In addition, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by Exim Bank insuring against comprehensive commercial and political risk (the “Exim Bank Policy”).  The insurance proceeds from the Exim Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this Exim Agreement. Borrower will immediately notify Bank and Exim Bank in writing upon submission of any claim under the Exim Bank Policy.

6.7           Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Exim Agreement.

7           NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1           Domestic Loan Documents.  Violate or otherwise fail to comply with any provisions of the Domestic Loan Documents, after giving effect to all applicable cure periods, which provisions are incorporated into this Exim Agreement.

7.2           Borrower Agreement.  Violate or otherwise fail to comply with any provision of the Borrower Agreement, including, without limitation, the negative covenants set forth in Section 2.22.

7.3           Exim Guarantee.  Take any action, or permit any action to be taken, that causes or, with the passage of time, could reasonably be expected to cause, the Exim Guarantee to cease to be in full force and effect.

8           EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Exim Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2           Covenant Default.  Borrower fails or neglects to perform any obligation in Section 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6 or violates any covenant in Section 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Exim Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this Section 8.2 shall not apply to any covenants that are required to be satisfied, completed or tested by a date certain;

8.3           Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.4           Domestic Default.  The existence of an Event of Default under the Domestic Agreement;

8.5           Exim Guarantee.  If the Exim Guarantee ceases for any reason to be in full force and effect, or if the Exim Bank declares the Exim Guarantee void or revokes any obligations under the Exim Guarantee; or

8.6           Misrepresentations.  If Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this EXIM Agreement or the EXIM Borrower Agreement, or in any writing delivered to Bank or to induce Bank to enter this EXIM Agreement or the EXIM Borrower Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made.

9           BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.3 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Exim Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any letters of credit that are outstanding but undrawn, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit;

(d)           settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account.  Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(i)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and

(j)           demand and receive possession of Borrower’s Books.

9.2           Bank Expenses; Unpaid Fees.  If Borrower fails to obtain insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Exim Agreement or by any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable effort to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3           Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral in possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4           Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Exim Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Exim Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10           NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Exim Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered:  (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number provided at the beginning of this Exim Agreement.  Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

11           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Exim Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Exim Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS EXIM AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS EXIM AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12           GENERAL PROVISIONS

12.1           Successors and Assigns.  This Exim Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Exim Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Exim Agreement and the other Loan Documents.

12.2           Indemnification.  Borrower agrees to  indemnify, defend, and hold Bank and its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses and/or Bank Expenses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3           Right of Set-Off.   Borrower hereby grants to Bank, a lien, security interest and right of set-off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4           Time of Essence.  Time is of the essence for the performance of all Obligations in this Exim Agreement.

12.5           Severability of Provisions.  Each provision of this Exim Agreement is severable from every other provision in determining the enforceability of any provision.

12.6           Amendments in Writing; Integration.  All amendments to this Exim Agreement must be in writing signed by both Bank and Borrower.  This Exim Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Exim Agreement and the Loan Documents merge into this Exim Agreement and the Loan Documents.

12.7           Counterparts.  This Exim Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Exim Agreement.

12.8           Survival.  All covenants, representations and warranties made in this Exim Agreement continue in full force until this Exim Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Exim Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9           Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order, (d) to Bank’s regulators or as otherwise in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10           Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts.  Both this Exim Agreement and the Borrower Agreement shall continue in full force and effect, and all rights and remedies under this Exim Agreement and the Borrower Agreement are cumulative.  The term “Obligations” as used in this Exim Agreement and in the Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the Borrower Agreement (the “Exim Loans”) and all interest thereon and the obligation to pay when due all Advances made pursuant to the terms of this Exim Agreement and all interest thereon.  Without limiting the generality of the foregoing, the security interest granted herein covering all “Collateral” as defined in this Exim Agreement and as defined in the Borrower Agreement shall secure all Exim Loans and all Advances and all interest thereon, and all other Obligations.  Any Event of Default under this Exim Agreement shall also constitute an Event of Default under the Borrower Agreement, and any Event of Default under the Borrower Agreement shall also constitute an Event of Default under this Exim Agreement.  Notwithstanding the foregoing and any other provision of this Exim Agreement or any other Ex-Im Loan Document, including the Borrower Agreement, any non-payment Event of Default under this Exim Agreement or any other Ex-Im Loan Document, including the Borrower Agreement, shall not constitute an Event of Default under the Domestic Loan Agreement unless the event giving rise to such default also separately constitutes an Event of Default pursuant to the terms of the Domestic Loan Agreement.  In the event Bank assigns its rights under this Exim Agreement and/or under any note evidencing Exim Loans and/or its rights under the Borrower Agreement and/or under any note evidencing Advances, to any third party, including, without limitation, the Exim Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.  Should any term of the Exim Agreement conflict with any term of the Borrower Agreement, the more restrictive term in either agreement shall govern Borrower.

13           DEFINITIONS

13.1           Definitions.  As used in this Exim Agreement, the following terms shall have the following definitions:

“Advance” is defined in Section 2.1.1.

“Advance Rate” is (a) with respect to Eligible Foreign Accounts and Aggregate Eligible Foreign Accounts, (i) ninety percent (90%) of Eligible Foreign Accounts denominated in United States Dollars or hedged foreign currencies and (ii) seventy-five percent (75%) of Eligible Foreign Accounts denominated in unhedged foreign currencies, in each case net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (b) with respect to Exim Inventory Placeholder Invoices, fifty percent (50%), net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.

“Advance Request and Invoice Transmittal” shows Eligible Foreign Accounts, Aggregate Eligible Foreign Accounts and/or Inventory Placeholder Invoices which Bank may finance and (a) for each such Eligible Foreign Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number, (b) for all Aggregate Eligible Foreign Accounts, contains a listing of Eligible Foreign Accounts and includes a current accounts receivable aging, and (c) for each such Exim Inventory Placeholder Invoice, a listing of all Inventory which Borrower proposed to be the subject of an Exim Inventory Placeholder Invoice.

“Aggregate Eligible Foreign Account Advance” is defined in Section 2.1.1.

“Aggregate Eligible Foreign Accounts” is defined in Section 2.1.1.

“Applicable Rate” is a per annum rate equal to (a) at all times that Borrower’s revenue is at least seventy percent (70%) of Borrower’s projected performance as outlined in Borrower’s Business Plan, the greater of either (i) the Prime Rate minus one-half of one percent (0.50%), or (ii) three and one-half percent (3.50%) and (b) at all times that Borrower’s revenue is less than seventy percent (70%) of Borrower’s projected performance as outlined in Borrower’s Business Plan, the greater of either (i) the Prime Rate plus three-quarters of one percent (0.75%), or (ii) four and three quarters percent (4.75%).

“Borrower” is defined in the preamble of this Exim Agreement.

“Borrower Agreement” is defined in Section 2.6.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base Certificate” is attached as Exhibit D.

“Borrowing Base Eligible” means that Borrower’s revenue for each month shall not be less than seventy percent (70%) of Borrower’s projected performance for such month as outlined in Borrower’s Business Plan; provided, however, that if an Event of Default has occurred and is continuing then Bank may, in its sole discretion, cause Borrower to no longer be Borrowing Base Eligible.  If Borrower is transitioning from not being Borrowing Base Eligible to being Borrowing Base Eligible then prior to becoming Borrowing Base Eligible Borrower must (a) maintain revenue for two consecutive months of not less than seventy percent (70%) of Borrower’s projected performance for such months as outlined in Borrower’s Business Plan and (b) deliver a current Borrowing Base Certificate to Bank.

“Business Plan” means Borrower’s business plan delivered to Bank dated June 28, 2011.

“Closing Date” is the date of this Exim Agreement.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Handling Fee” is defined in Section 2.2.4.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Compliance Certificate” is attached as Exhibit B.

“Credit Extension” is any Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.2.3.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Domestic Advances” are “Advances” as defined in the Domestic Agreement.

“Domestic Agreement” is defined in Section 1(a).

“Domestic Loan Documents” is defined in Section 1(a).

“Early Termination Fee” is defined in Section 2.1.1.

“Eligible Export-Related Inventory” means, at any time, Borrower’s Inventory that (a) is consistent with the definition of “Eligible Export-Related Inventory” as defined in the Borrower Agreement; (b) consists of finished goods, in good, new, and salable condition, which has been manufactured in compliance with the Fair Labor Standards Act and which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of off-site inventory, obsolete inventory, slow moving inventory, or packaging or shipping materials; (c) consists of works in progress that is in the process of being manufactured into finished goods; (d) consists of raw materials that are usable in the production of finished goods; (e) meets all applicable United States governmental standards; (f) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Exim Agreement or any of the other Loan Documents; (g) is located at any of Borrower’s domestic locations, and, if requested by Bank, Bank has received a landlord’s consent acceptable to Bank in its sole and absolute discretion, or any other location with respect to which Bank has received (unless agreed otherwise by Bank) a waiver acceptable to Bank in its sole and absolute discretion; (h) is, in all cases, supported by purchase orders which will be converted into Accounts within one hundred fifty (150) days of the purchase order date; and (i) is otherwise acceptable to Bank in its sole discretion.  In addition, Eligible Export-Related Inventory shall not include the following:

(i)           Inventory that it not subject to a valid, perfected, and enforceable first priority Lien in favor or Bank;

(ii)           Inventory that is located at an address that has not been disclosed to Bank in writing;

(iii)           Inventory that is not located in the United States, unless pre-approved by Ex-Im Bank in writing;

(iv)           Inventory that is placed by Borrower on consignment or held by Borrower on consignment;

(v)           Inventory that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a party other than Bank, unless such processor or bailee or lessor or sublessor or mortgagee (as applicable) or such premises has executed and delivered all documentation which Bank shall require to evidence its priority with respect to such Inventory as well as its right to gain access to such Inventory;

(vi)           Inventory that is produced in violation of the Fair Labor Standards Acts or subject to the “hot goods” provisions contained in 29 U.S.C. 215 or any successor statute or section;

(vii)           Inventory as to which any covenant, representation, or warranty with respect to such Inventory contained in the Loan Documents has been breached;

(viii)           Inventory that is an Item or is to be incorporated into Items that do not meet 50% U.S. Content requirements;

(ix)           Inventory that is demonstration Inventory;

(x)           Inventory that consists of proprietary software (i.e. software designed solely for Borrower’s internal use and not intended for resale);

(xi)           Inventory that is damaged, obsolete, returned, defective, recalled or unfit for further processing;

(xii)           Inventory that has previously been exported from the United States;

(xiii)           Inventory that constitutes or will be incorporated into Items that constitute, defense articles or services;

(xiv)           Inventory that is an Item or will be incorporated into Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with Ex-Im Bank’s prior written consent;

(xv)           Inventory that is an Item or to be incorporated into Items destined for shipment to a country with which Ex-Im Bank is legally prohibited from doing business as designated in the current Country Limitation Schedule, or that Borrower has knowledge will be re-exported by a foreign Buyer to a country in which Ex-Im Bank is legally prohibited from doing business;

(xvi)           Inventory that is an Item or is to be incorporated into Items destined for shipment to a Buyer in a country in which Ex-Im Bank coverage is not available for commercial reasons as designated in the current Country Limitation Schedule, unless and only to the extent that such Inventory is sold to the foreign Buyer on terms of an irrevocable letter of credit confirmed by a bank acceptable to Ex-Im Bank;

(xvii)           Inventory that constitutes or is to be incorporated into Items whose sale would result in an Account Receivable that would not be an Eligible Foreign Account;

(xviii)           Inventory that is included as eligible inventory under any other credit facility to which Borrower is a party; or

(xix)           Inventory that is, or is to be incorporated into, an Item that is a Capital Good unless the transaction is in accordance with Section 2.14 “Economic Impact Approval” of the Borrower Agreement.

“Eligible Foreign Account Advance” is defined in Section 2.1.1.

“Eligible Foreign Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, conform in all respects to the Borrower Agreement, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(d), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion and that arise in the ordinary course of Borrower’s business and are derived from exports originating in the United States and (i) with respect to which the Account Debtor is not located in the United States, (ii) with respect to which are payable and collected by Borrower in the United States, (iii) conform in all respects to the provisions of the Borrower Agreement, (iv) are “Eligible Accounts” (as defined in the Domestic Agreement) pursuant to the Domestic Agreement, (v) that have been validly assigned or pledged to Bank in a manner satisfactory to Bank giving Bank a first priority perfected security interest, or its equivalent, in such Accounts, (vi) comply with all of Borrower’s representations and warranties to Bank, and (vii) that either (A) Bank approves on a case by case basis (which shall be required with respect to foreign Accounts on open account terms), or (B) are supported by letter(s) of credit acceptable to Bank.  Standards of eligibility may be fixed or revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to the Borrower in accordance with the provisions hereof.  In addition, Eligible Foreign Accounts shall not include the following:

(a)           Accounts that do not arise from the sale of Items in the ordinary course of Borrower’s business;

(b)           Accounts that are not subject to a valid, perfected, and enforceable first priority security interest in favor of Bank;

(c)           Accounts as to which any covenant, representation or warranty contained in the Loan Documents relating to such receivable has been breached;

(d)           Accounts that are not owned by Borrower or are subject to any right, claim, or interest of another party other than the Lien in favor of Bank;

(e)           Accounts with respect to which an invoice has not been sent;

(f)           Accounts generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by Ex-Im Bank;

(g)           Accounts that are due and payable from a military Buyer, subject to exceptions approved in writing by Ex-Im Bank;

(h)           Accounts that are due and payable from a foreign Buyer located in a country with which Ex-Im Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule.  (If Borrower has knowledge that an export to a country in which Ex-Im Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which Ex-Im Bank is legally prohibited from doing business, the corresponding receivables (or a pro-rata portion thereof) are not eligible for inclusion as Aggregate Eligible Foreign Accounts.);

(i)           Accounts that do not comply with the requirements of the Country Limitation Schedule;

(j)           Accounts that by their original terms are due and payable more than one hundred eighty (180) days from the date of invoice;

(k)           Accounts that the Account Debtor has failed to pay within sixty (60) calendar days of the original due date of the invoice unless such accounts are insured through Ex-Im Bank export credit insurance for comprehensive commercial and political risk, in which case ninety (90) calendar days shall apply;

(l)           Accounts that arise from a sale of goods to or performance of services for an employee, stockholder, or subsidiary of Borrower, intra-company receivables or any receivable from a stockholder, any person or entity with a controlling interest in Borrower or which shares common controlling ownership with Borrower;

(m)           Accounts that are backed by letter of credit where the Items covered by the subject letter of credit have not yet been shipped, or where the covered services have not yet been provided;

(n)           Accounts that Bank or Ex-Im Bank, in their reasonable judgment, deem uncollectible or unacceptable (this category includes, but is not limited to, finance charges or late charges imposed on the foreign buyer by Borrower as a result of the foreign buyer’s past due status;

(o)           Accounts that are denominated in non-U.S. currency, unless pre-approved in writing by Ex-Im Bank;

(p)           Accounts that do not comply with the terms of sale as set forth by Ex-Im Bank;

(q)           Accounts that are due and payable from a Buyer who becomes unable to pay its debts or whose ability to pay its debts becomes questionable;

(r)           Accounts that arise from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or are evidenced by chattel paper;

(s)           Accounts for which the Items giving rise to such Accounts have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts do not otherwise represent a final sale;

(t)           Accounts that are subject to any offset, deduction, defense, dispute, or counterclaim, or the Buyer is also a creditor or supplier of Borrower, or the Account is contingent in any respect or for any reason;

(u)           Accounts for which Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;

(v)           Accounts for which any of the Items giving rise to such Accounts have been returned, rejected, or repossessed;

(w)           Accounts that arise from the sale of Items that do not meet 50% U.S. Content requirements; and

(x)           Accounts that are deemed to be ineligible by Ex-Im Bank.

“Events of Default” are set forth in Article 8.

“Ex-Im Bank” means Export-Import Bank of the United States.

“Ex-Im Loan Documents” means this Exim Agreement, any note or notes executed by Borrower in connection therewith or any other agreement entered into in connection with this Exim Agreement, pursuant to which Ex-Im Bank guarantees Borrower’s obligations under this Exim Agreement.

“Exim Bank Policy” is defined in Section 6.6.

“Exim Guaranty” is defined in Section 2.5.

“Exim Inventory Advance” is defined in Section 2.1.1.

“Exim Inventory Placeholder Invoice” is the estimated value (as reasonably calculated by Borrower, subject to Section 5.4) of Borrower’s Eligible Export-Related Inventory.

“Exim Loans” is defined in Section 12.10.

“Export Order” is defined in the Borrower Agreement.

“Export-Related Accounts Receivable” is defined in the Borrower Agreement.

“Export-Related General Intangibles” is defined in the Borrower Agreement.

“Export-Related Inventory” is defined in the Borrower Agreement.

“Facility Fee” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.3.

“Financed Receivables” are all those Eligible Foreign Accounts, Aggregate Eligible Foreign Accounts and Exim Inventory Placeholder Invoices, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1.  A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable hereunder.

“Indemnified Person” is defined in Section 12.2.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Invoice Transmittal” shows Eligible Foreign Accounts and Inventory Placeholder Invoices which Bank may finance and (a) for each such Eligible Foreign Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number, and (b) for each such Exim Inventory Placeholder Invoice, a listing of all Inventory which Borrower proposed to be the subject of an Exim Inventory Placeholder Invoice.

“Loan Documents” are, collectively, this Exim Agreement, the Domestic Agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower any guarantor and/or for the benefit of Bank in connection with this Exim Agreement, all as amended, extended or restated.

“Lockbox” is defined in Section 2.2.7.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is 364 days from the Closing Date.

“Net Cash” means an amount equal to Borrower’s unrestricted cash held at Bank, minus the outstanding Obligations.

“Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Exim Agreement, the Domestic Agreement, or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Facility Fee, Early Termination Fee,  Collateral Handling Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.

“Prime Rate” is a rate equal to Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reconciliation Period” is each calendar month.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise which reduce the amount of the Advances, and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided herein: (a) for accrued interest; (b) to reflect events, conditions, contingencies or risks which, as determined by Bank, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); (c) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (d) in respect of any state of facts which Bank determines is reasonably likely to constitute an Event of Default or default.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Exim Agreement to be executed as of the Closing Date.

BORROWER

AEHR TEST SYSTEMS

By:	/s/ Gary L. Larson
Name:	Gary L. Larson
Title:	VP, CFO

BANK

SILICON VALLEY BANK

By:	/s/ Matthew Wright
Name:	Matthew Wright
Title:	RM

[Signature page to Export-Import Bank Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles) accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not be deemed to include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (c) any interest of Borrower as a lessee or sublessee under a real property lease; (d) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such transfer is unenforceable under applicable law); (e) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank; or (f) any Intellectual Property, except that the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any Intellectual Property.

EXHIBIT B

SPECIALTY FINANCE DIVISION
Compliance Certificate

I, an authorized officer of AEHR TEST SYSTEMS (“Borrower”) certify under the Export-Import Loan and Security Agreement (as amended, the “Exim Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending _____________________________ (all capitalized terms used herein shall have the meaning set forth in the Exim Agreement):

Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based upon Exim Inventory Placeholder Invoices):

Each Financed Receivable is an Eligible Foreign Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower,  is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any such filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Financed Receivable are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be.

All sales and other transactions underlying or giving rise to each Financed Receivable  shall comply in all material respects with all applicable laws and governmental rules and regulations.

To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to each Financed Receivable are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. of 1940, as amended.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

With respect to Exim Inventory Placeholder Invoices, Borrower represents and warrants that all of Borrower’s Inventory which is the subject of any Exim Inventory Placeholder Invoice is and will continue to be Eligible Export-Related Inventory.

The undersigned represents and warrants that as of the date hereof the foregoing is true, complete and correct, that the information reflected in this Compliance Certificate complies with the representations and warranties set forth in the Exim Agreement and the Borrower Agreement each dated August __, 2011, as may be amended from time to time, as if all representations and warranties were made as of the date hereof, and that Borrower is, and shall remain, in full compliance with its agreements, covenants, and obligations under such agreements.  Such representations and warranties include, without limitation, the following:  Borrower is using disbursements only for the purpose of enabling Borrower to finance the cost of manufacturing, purchasing or selling items intended for export.  Borrower is not using disbursements for the purpose of: (a) servicing any of Borrower’s unrelated pre-existing or future indebtedness; (b) acquiring fixed assets or capital goods for the use of Borrower’s business; (c) acquiring, equipping, or renting commercial space outside the United States; or (d) paying salaries of non-U.S. citizens or non-U.S. permanent residents who are located in the offices of the United States.  Additionally, disbursements are not being used to finance the manufacture, purchase or sale of all of the following:  (a)  Items to be sold to a buyer located in a country in which the Export Import Bank of the United States is legally prohibited from doing business; (b) that part of the cost of the items which is not U.S. Content unless such part is not greater than fifty percent (50%) of the cost of the items and is incorporated into the items in the United States; (c) defense articles or defense services or items directly or indirectly destined for use by military organizations designed primarily for military use (regardless of the nature or actual use of the items); or (d) any items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities.

[Continued next page.]

All other representations and warranties in the Exim Agreement are true and correct in all material respects on this date, (provided that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date), and Borrower represents that there is no existing Event of Default.

Sincerely,

Aehr Test Systems

________________________
Signature
________________________
Title
________________________
Date

EXHIBIT C

ADVANCE REQUEST AND INVOICE TRANSMITTAL

[to be provided by Bank]

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: Aehr Test Systems	Bank: Silicon Valley Bank

FOREIGN ACCOUNTS RECEIVABLE FROM EXPORT ACTIVITIES
1. Foreign Accounts Book Value as of ____________	$____________
2. Additions (please explain on reverse)	$____________
3. Less: Intercompany / Employee / Non-Trade Accounts	$____________
4. NET FOREIGN ACCOUNTS	$____________

ACCOUNTS RECEIVABLE DEDUCTIONS
5. Accounts over 90 days past invoice (or 60 days if not ExIm insured)	$____________
6. Credit Balances	$____________
7. Accounts with terms greater than 180 days	$____________
8. Governmental and Military Accounts	$____________
9. Contra Accounts	$____________
10. Progress billings, Promotion, Demo, Bill and Hold, Guaranteed Sale or
Consignment Accounts	$____________
11. Related Account Debtor Accounts	$____________
12. Disputed Accounts; Insolvent Account Debtor Accounts	$____________
13. Accounts arising from the sale of defense articles or items	$____________
14. Accounts excluded under the Borrower Agt	$____________
15. Accounts from sales not in the ordinary course of business	$____________
16. Accounts not owned by Borrower	$____________
17. Accounts without invoices	$____________
18. Accounts outside U.S.	$____________
19. Accounts in countries prohibited by EX-IM	$____________
20. Accounts supported by LCs not accepted by EX-IM	$____________
21. Accounts billed and payable outside the U.S.	$____________
22. Accounts denominated in non-U.S. currency (unless approved)	$____________
23. Accounts that do not comply with the terms of sale set forth by EX-IM	$____________
24. Accounts arising from sales of Items that do not meet 50% U.S. Content
requirements	$____________
25. Pre-billings; Product Returns, Rejections, Repossessions	$____________
26. Accounts determined doubtful	$____________
27. Other	$____________
28. TOTAL ACCOUNTS DEDUCTIONS	$____________
29. Eligible Accounts (No. 4 - No. 28)	$____________
30. Accounts billed in non-US currency not hedged	$____________
31. Eligible Accounts (No. 29 – No. 30)	$____________
32. Loan Value of Accounts (90% of No. 31)	$____________
33. Loan Value of Accounts not hedged (75% of No. 30)	$____________
34. Loan Value of all Accounts (No. 32 plus No. 33)	$____________

INVENTORY
35. Eligible Inventory Value as of _______________	$____________

INVENTORY DEDUCTIONS
36. Inventory located at a non-disclosed locations	$____________
37. Inventory located outside of the U.S.	$____________
38. Inventory placed or held on consignment	$____________
39. Inventory produced in violation of Fair Labor Standards Act; Hot goods	$____________
40. Inventory that does not meet 50% U.S. Content requirements	$____________
41. Demo Inventory	$____________
42. Proprietary software	$____________
43. Damaged, obsolete, returned, defective, recalled or unfit Inventory	$____________
44. Previously exported Inventory	$____________
45. Inventory that constitutes defense articles	$____________
46. Inventory related to nuclear power	$____________
47. Inventory destined for countries prohibited by EX-IM	$____________
48. Inventory that is eligible inventory under any other facility	$____________
49. Capital Goods unless in accordance with Economic Impact Approval	$____________
50. TOTAL INVENTORY DEDUCTIONS	$____________
51. Eligible Inventory (No. 35 – No. 50)	$____________
52. ELIGIBLE AMOUNT OF INVENTORY (50% of No. 51)	$____________

BALANCES
53. Maximum Loan Amount	$1,500,000
54. Maximum EXIM Amount [Lesser of No. 53 or (No. 34 plus No. 52)]	$____________
55. Present balance owing on EXIM Line of Credit	$____________
56. Advances Outstanding under Domestic Loan Agreement	$____________
57. RESERVE POSITION [No. 54 minus No. 55 minus 56]	$____________

The undersigned represents and warrants that as of the date hereof the foregoing is true, complete and correct, that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Export-Import Bank Loan and Security Agreement, between Borrower and Bank, and the Borrower Agreement, executed by Borrower and acknowledged by Bank, each dated August __, 2011, as may be amended from time to time, as if all representations and warranties were made as of the date hereof, and that Borrower is, and shall remain, in full compliance with its agreements, covenants, and obligations under such agreements.  Such representations and warranties include, without limitation, the following:  Borrower is using disbursements only for the purpose of enabling Borrower to finance the cost of manufacturing, purchasing or selling items intended for export.  Borrower is not using disbursements for the purpose of: (a) servicing any of Borrower’s unrelated pre-existing or future indebtedness; (b) acquiring fixed assets or capital goods for the use of Borrower’s business; (c) acquiring, equipping, or renting commercial space outside the United States; or (d) paying salaries of non-U.S. citizens or non-U.S. permanent residents who are located in the offices of the United States.  Additionally, disbursements are not being used to finance the manufacture, purchase or sale of all of the following:  (a)  Items to be sold to a Buyer located in a country in which the Export Import Bank of the United States is legally prohibited from doing business; (b) that part of the cost of the items which is not U.S. Content unless such part is not greater than fifty percent (50%) of the cost of the items and is incorporated into the items in the United States; (c) defense articles or defense services or items directly or indirectly destined for use by military organizations designed primarily for military use (regardless of the nature or actual use of the items); or (d) any items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities.

Sincerely, BORROWER: AEHR TEST SYSTEMS By:_________________________________ Name:______________________________ Title: _______________________________ Date:______________________________	BANK USE ONLY Received By:___________________________ Date:_________________ Verified By:___________________________

ANNEX A

BORROWER AGREEMENT

[see attached]